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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

    We consent to the incorporation by reference in this Registration Statement of Ask Jeeves, Inc. on Form S-3 of our report dated January 25, 2000 (February 2, 2000 as to Note 8) relating to the financial statements of Direct Hit Technologies, Inc. (which expresses an unqualified opinion and includes an explanatory paragraph relating to the acquisition of Direct Hit Technologies, Inc. by Ask Jeeves, Inc.) appearing in the Current Report on Form 8-K/A of Ask Jeeves, Inc. dated August 11, 2000, and to the reference to us under the heading "Experts" in the Prospectus which is a part of this Registration Statement.

Deloitte & Touche LLP
Boston, Massachusetts
August 11, 2000